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EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

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June 11, 2003

Ms. Victoria Yablonsky

Portfolio Manager

Brandes Investment Partners, L.P.

11988 El Camino Real, Suite 500

San Diego, CA 92130

Dear Victoria:

You requested that we elaborate in printed form about the Business Plan which the Zilkha nominee Board is using. Enclosed is our effort to be responsive to your request, which we hope will be helpful as you work with your own financial model of El Paso.

While we noted the announcement of Brandes’ intention to vote for the incumbent board, it is our hope that the material provided to you would be enough to justify you taking advantage of the opportunity (as you continue to perform your due diligence review of El Paso) to either meet with us by phone or in person once more—prior to the final vote.

In any case, please give me a call after reviewing the enclosed material.

Sincerely,

Allan K. Turner

Chairman

Zilkha Board Slate Business Plan Basic Assumptions

The current Board has allowed management to pursue a risky growth strategy that has created the financial crisis the Company now faces. They have allowed the best operating assets that the Company owns to become burdened with extreme levels of debt to finance high-risk investments in trading, power, and telecommunications — all of which have failed!

Our proposed Board will return managerial focus to the basics of the business, namely earning an attractive return on operational assets coupled with prudent investments for the future. This will involve a fundamental change in corporate culture from growth at any cost to a highly disciplined, fiscally responsible operating business.

The following are a few specific examples of what this means.

Capital Expenditures

As a reminder, in February of 2003 the El Paso capital budget plan was set at $2.6 billion. It has recently been reduced to $2.0 billion and they have announced that they look to reduce it again after July 2003, when their Long Range Strategic Plan is finalized.

Our capital expenditure plan is designed to minimize absolute dollars expended while maintaining pipeline safety, replacing produced reserves and pursuing moderate expansions in business activities where there are short time horizon CASH payback opportunities. Our overall annual capital budget is targeted for approximately $1.6 Billion. This number has been openly discussed in shareholder meetings for some time. Again, this budget will be maintained until El Paso’s debt to capital ratio approaches the low 50% levels.

– Pipelines	$600 MM for maintenance / moderate expansion.

–	This level would accommodate depreciation expense, common in the industry, as well as support needed expansions and new projects required by shipper demand.

– E&P	$900 MM

–	Our finding cost assumptions average $1.00 an MCF on the low end to a $1.50 an MCF on the high end. This capital budget would replace 500 to 525 BCF of El Paso’s annual production, and allow room for moderate growth. El Paso has publicly stated they expect their average finding costs to be between $1.00 and $1.30.

–	Focus capital expenditures on the reserves that have high production rates and return cash as quickly as possible.

–	Farm out large capital programs with third party partners in order to pursue these opportunities and maintain lease positions, albeit with much lower capital expenditure requirements.

–	No farm in activity will be pursued, as El Paso is currently pursuing.

–	No vendor financing, it is extremely expensive and very difficult to administer.

– Field Services / Corp	$50 MM

–	Again, the focus will be on short time horizon CASH payback opportunities.

–	We re-iterate that a significant part of the field services operations have been sold down to GulfTerra, El Paso’s controlled MLP.

– Refining & Electric Power	$50 MM

–	Capital expenditures in these areas will be limited to that necessary to maintain the earning power of the assets.

Operating Costs

We will strive to achieve lower than industry average operating costs in all of our divisions. That does not mean wholesale firings and layoffs. It does mean a real focus on managing costs, squeezing value out of all third party relationships (consulting, banking, etc) and achieving this by introducing a company culture that rewards managing results as strongly as it has in creating growth in the past.

– Pipelines	$100MM TO $200 MM in annual savings

–	In reviewing El Paso’s Form 2 filings with the FERC, we have determined that El Paso is $100 MM over the average operating costs of all pipelines in the US. These are ABOVE average pipelines, and their cost should be LOWER than the industry averages. Again, not sacrificing on safety or mass layoffs, just a culture that rewards innovative cost initiatives as strongly as it does innovative market initiatives.

Merchant Energy

This area is the most difficult to plan for without specific inside information regarding each and every contractual position (currently over 12,000 contracts), merchant plan specifications and status of each remaining PURPA plant. Basically, our plan calls for the following from the Merchant Energy Segment:

–	The return of $1.0 billion dollars (or possibly more) in collateral over 3 years by shutting down undesirable, non-core activities.

–	Address remaining assets not currently salable at reasonable prices to allow a cash return over the next three years.

–	Re-focus on activities relevant to the core business to provide modest, $100MM to $200MM cash contribution from the Merchant Segment in 2005 forward.

Corporate Overhead

Publicly available data does not detail the amount of corporate overhead currently being measured or how they may be allocated to the operating units. However, it is known that they use a wide range of high cost “consultants and advisors”. We expect to generate a minimum annual savings in the $300 MM range over the next two years.

Asset Sales

Our plan details a 30-day review period for all assets with a book value in excess of $50 MM to start on June 18, 2003.

There will be asset sales required for efficiencies and to reduce working capital requirements, eliminate non-performing assets and reduce the debt balance of El Paso.

Any assets that cannot either be restructured or improved to earn their required return on capital will be prudently sold or shut down, with the resulting working capital invested redeployed to fund capital expenses or reduce debt.

Debt

The current debt balance must be reduced primarily by improving the operating results of the performing asset base and, secondarily through prudent asset sales.

The debt itself will be restructured as issues mature or where possible prior to maturity. This restructuring must occur in cooperation with the many lenders and will involve a consistent, transparent, and ongoing process. The focus of the restructuring will be to provide El Paso the ability to, over time, earn its way out of their current over-levered position. While some asset sales will be required, selling your way out of the current over levered position is not a long-term practical solution.

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s web site at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this letter may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This letter may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this letter, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.